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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

☐	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

1.	Name and Address of Reporting Person* (Last, First, Middle)	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	Richter, Garrett S.		F.N.B. Corporation (FBAN)					###-##-####
	2320 Harrier Run	4.	Statement for (Month/Day/Year)				5.	If Amendment, Date of Original (Month/Day/Year)
			12/31/2002
	(Street)	6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Filing (Check Applicable Line)
	Naples, FL 34105 (City) (State) (Zip)		☐	Director	☐	10% Owner		☒ Form filed by One Reporting Person
			☒	Officer (give title below)				☐ Form filed by More than One Reporting Person
			☐	Other (specify below)
				Executive Vice President

Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.

*	If the form is filed by more than one reporting person, see instruction 4(b)(v).

1 of 2

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	2a.	Deemed Execution Date, if any. (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned Following Reported Transactions(s) (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

							Code	V		Amount	(A) or (D)	Price

	COMMON													29873.358		D

	COMMON													135.023 (1)		D

	COMMON													3780.000		D

	COMMON													1217.274 (2)		D

	COMMON													6893.000		D

	COMMON													2800.452 (3)		I		BY TRUST (DEFERRED PLAN)

	COMMON		(4)				A			941.9447		(5)		7219.0736		I		BY TRUST (401K PLAN)

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3a.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

									Code	V		(A)	(D)

	STOCK OPTIONS (GRANTED 11/15/1993)		8.73

	STOCK OPTIONS (GRANTED 01/18/1998)		27.28

	STOCK OPTIONS (GRANTED 01/24/1999)		21.03

	STOCK OPTIONS (GRANTED 01/23/2000)		20.22

	STOCK OPTIONS (GRANTED 01/22/2001)		20.66

	STOCK OPTIONS (GRANTED 01/20/2002)		25.62

	COMMON STOCK EQUIVALENT (8)

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned — Continued (e.g., puts, calls, warrants, options, convertible securities)

6.	Date Exercisable and Expiration Date (Month/Day/Year)		7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Date Exercisable	Expiration Date		Title	Amount or Number of Shares

	(6)	11/15/2003		COMMON STOCK	29688				29688		D

	(7)	01/18/2008		COMMON STOCK	26841				26841		D

	(7)	01/24/2009		COMMON STOCK	13371				13371		D

	(7)	01/23/2010		COMMON STOCK	14403				14403		D

	(7)	01/22/2011		COMMON STOCK	14518				14518		D

	(7)	01/20/2012		COMMON STOCK	19672				19672		D

	(9)			COMMON STOCK	286				286 (10)		I		INTEREST IN PLAN

Explanation of Responses:

(1) Includes 1.056 shares acquired under the F.N.B. Corporation Dividend Reinvestment Plan.

(2) Includes 9.517 shares acquired under the F.N.B. Corporation Dividend Reinvestment Plan

(3) Includes 21.894 shares acquired under the F.N.B. Corporation Dividend Reinvestment Plan.

(4) Transactions under exempt 401(k) Plan during 2002.

(5) Represents employer matching contributions pursuant to exempt 401(k) Plan.

(6) Options vest 10% on grant date and an additional 10% as of each successive anniversary of grant date until fully vested.

(7) Options vest over a five year period, 20% each year on anniversary of grant date.

(8) Represents credit under supplemental retirement plan for employer matching contributions which reporting person was prevented from receiving under exempt 401(k) Plan.

(9) Upon entitlement to amounts under 401(k) plan.

(10) Includes 2.2645 shares acquired under the F.N.B. Corporation Dividend Reinvestment Plan.

**Signature of Reporting Person	Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure

OMB APPROVAL
OMB Number: 3235-0287
Expires: January 31, 2005
Estimated average burden hours per response...0.5

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

☐	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

1.	Name and Address of Reporting Person* (Last, First, Middle)	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	Richter, Garrett S.		F.N.B. Corporation (FBAN)					###-##-####
	2320 Harrier Run	4.	Statement for (Month/Day/Year)				5.	If Amendment, Date of Original (Month/Day/Year)
			12/31/2002
	(Street)	6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Filing (Check Applicable Line)
	Naples, FL 34105 (City) (State) (Zip)		☐	Director	☐	10% Owner		☒ Form filed by One Reporting Person
			☒	Officer (give title below)				☐ Form filed by More than One Reporting Person
			☐	Other (specify below)
				Executive Vice President

Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.

*	If the form is filed by more than one reporting person, see instruction 4(b)(v).

2 of 2

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	2a.	Deemed Execution Date, if any. (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned Following Reported Transactions(s) (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

							Code	V		Amount	(A) or (D)	Price

	COMMON													27.188 (1)		I		WIFE CUST FOR MELISSA

	COMMON													27.188 (1)		I		WIFE CUST FOR ROBERT

	COMMON													27.188 (1)		I		WIFE CUST FOR ELIZABETH

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3a.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

									Code	V		(A)	(D)

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned — Continued (e.g., puts, calls, warrants, options, convertible securities)

6.	Date Exercisable and Expiration Date (Month/Day/Year)		7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Date Exercisable	Expiration Date		Title	Amount or Number of Shares

Explanation of Responses:

(1) Includes 0.212 shares acquired under the F.N.B. Corporation Dividend Reinvestment Plan.

/s/ Garrett S. Richter	12/31/2002
**Signature of Reporting Person	Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.